Exhibit 99.2

Microsoft and ValueAct Capital Sign Cooperation Agreement

REDMOND, Wash. — August 30, 2013 — Microsoft Corp. today announced that it has signed a cooperation agreement with ValueAct Capital, a San Francisco-based investment firm with $12 billion in assets under management that beneficially owns approximately 0.8% of the outstanding shares of Microsoft common stock and is one of the Company’s largest shareholders.

The cooperation agreement provides for regular meetings between Mason Morfit, President of ValueAct Capital, and selected Microsoft directors and management to discuss a range of significant business issues. The agreement also gives ValueAct Capital the option of having Morfit join the Microsoft board of directors beginning at the first quarterly board meeting after the 2013 annual shareholders meeting.

“Our board and management team are committed to enhancing growth and value for Microsoft shareholders and we look forward to ValueAct Capital’s input,” said Steve Ballmer, Microsoft chief executive officer.

“Mason has extensive experience as a public company director, a wealth of financial knowledge and the perspective of a major shareholder. We have enjoyed getting to know Mason over the past few months and are looking forward to working with him,” said John Thompson, lead independent director and chair of the Governance and Nominating Committee.

“Microsoft is a world-class company with tremendous long-term potential,” said Morfit. “At this critical inflection point in the company’s evolution, I look forward to actively working together with the board and Microsoft’s management team to continue to create value for all shareholders.”

Morfit is the President of ValueAct Capital. Prior to joining ValueAct Capital in January 2001, he worked in equity research for Credit Suisse First Boston. Morfit is also a director of Valeant Pharmaceuticals International and a former director of Advanced Medical Optics, Inc., C.R. Bard, Inc., Immucor, Inc., MSD Performance, Inc. and Solexa, Inc. He has a B.A. from Princeton University, and is a CFA charterholder.

The agreement between Microsoft and ValueAct Capital will be included as an exhibit to the Form 8-K filed with the Securities and Exchange Commission.

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